Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of September 25, 2018 (the “Effective Date”), is made and entered into by and between EWC Ventures, LLC, a Delaware limited liability company (the “Company”), and David Berg (the “Executive”).

WHEREAS, in connection with the transactions (the “Transactions”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 8, 2018, by and among the Company, General Atlantic (EW) Collections, L.P. (“Parent”), EW Merger Sub, LLC (“Merger Sub”), and David Coba, Parent will acquire 70% of the issued and outstanding units of capital stock of the Company in a reverse subsidiary merger transaction, and Merger Sub will merge with and into the Company, with the Company surviving as the surviving company.

WHEREAS, in connection with the consummation of the Transactions, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and intending to be legally bound, the Company and the Executive agree as follows:

1.                  Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement. The term of the Executive’s employment hereunder (the “Initial Term”) shall commence as of October 8, 2018 (the “Commencement Date”) and, unless sooner terminated as set forth in Section 5 below, shall expire on the third (3rd) anniversary of the Commencement Date; provided, that the Initial Term shall automatically renew for successive additional terms of one (1) year (each, a “Renewal Term”), unless notice of nonrenewal is given in writing by either party at least sixty (60) days prior to the expiration of the then-current term (the Initial Term and any Renewal Term(s) are hereinafter referred to as the “Term”). Except as set forth in the next sentence, the Company’s obligations pursuant to this Agreement are conditioned upon (i) the consummation of the Transactions, and (ii) the Executive commencing employment on the Commencement Date and if either of clauses (i) or (ii) does not occur, the Agreement shall be void ab initio without liability to the Company or any of its affiliates. The Executive agrees to, as of the Effective Date and for no additional compensation, be available to the Company for purposes of transitioning into his role with the Company on the Commencement Date.

2.                  Title and Duties. The Executive will serve as Chief Executive Officer of the Company and its subsidiaries (collectively, the “Group Companies”) and will have the normal duties, responsibilities and authority of this office, subject to the power of the Board of Directors of the Company (the “Board”), to expand or limit such duties, responsibilities and authority and to override Executive’s actions. The Executive shall report directly to the Board. Executive’s duties and responsibilities shall include, without limitation, carrying out the policies and directives of the Board; executing the strategic direction of the Group Companies; advising and making recommendations to the Board on potential acquisitions, dispositions and financings; maintaining and developing relationships with the suppliers, customer and lenders of the Group Companies; and overseeing all other officers and employees of the Group Companies. During the Term, the Executive shall be appointed the Board as a director without additional compensation and shall be covered by directors’ and officers’ insurance coverage on terms consistent with the coverage maintained by the Company for its Board members and officers. The Executive’s principal place of employment will be at the Company’s headquarters at a location prescribed by the Company, which location is currently in the Greater Miami Beach/Fort Lauderdale metropolitan area; provided, that, the Executive understands and acknowledges that travel will be required from time to time to fully perform the Executive’s duties and responsibilities hereunder.

3.                  Full Time; Best Efforts. The Executive will devote his best efforts and his full business time and attention to the business and affairs of the Group Companies. The Executive will not engage in any other business activity without the prior written approval of the Board, and will perform his duties and responsibilities hereunder to the Group Companies to the best of his abilities in a diligent, trustworthy and business-like manner. This provision shall not operate to prohibit the Executive from continuing to serve as a member of the board of directors of Planet Fitness or engaging in charitable activities, so long as such activities, individually or in the aggregate, do not inhibit or interfere with the performance of the Executive’s duties under this Agreement.

4.                  Compensation and Benefits; Co-Investment.

(a)               Salary. Commencing on the Commencement Date, the Company shall pay the Executive a base salary at the annual rate of $675,000 (as in effect from time to time, the “Salary”), as reduced by all payroll deductions required by law and/or authorized by the Executive, which Salary shall be payable in equal installments in accordance with the Company’s normal payroll practice and prorated during any partial year of employment. The Salary shall be subject to annual review by the Board and any increase thereof shall be within the Board’s sole discretion.

(b)              Sign-On Bonus. The Executive shall be paid a sign-on bonus of $100,000 (“Sign-On Bonus”), payable within thirty (30) days following the Commencement Date. If the Executive’s employment with the Company is terminated by the Company for Cause (as defined below) or the Executive resigns, in either case, during the Initial Term, then the Executive shall repay to the Company within ten (10) days of the date of termination a portion of the Sign-On Bonus equal to the product obtained by multiplying (i) the Sign-On Bonus, by (ii) a fraction, (x) the numerator of which is equal to the number of calendar days the Executive was employed during the Initial Term and (y) the denominator of which is 1095.

(c)              Performance Bonus. Beginning in fiscal year 2019, the Executive will be eligible to participate in the Company’s annual incentive bonus plan (the “Bonus Plan”). The target payout pursuant to the Bonus Plan shall be 100% and the maximum payout pursuant to the Bonus Plan shall be 150% of the Executive’s annual base salary. The amount of any such bonus will be determined in the sole discretion of the Board, based on performance against specified objectives established by the Board and shall be paid at the same time annual bonuses are paid to other active employees of the Company. The Executive must remain employed with the Company through the applicable payment date in order to receive his annual bonus. For the 2018 calendar year, the Executive will be guaranteed a prorated portion of his Target Bonus.

(d)              Benefits. The Executive will be entitled to participate in the Company’s health and welfare benefit programs and vacation and other benefit programs from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefits otherwise provided to Executive (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies, and such benefit plans or arrangements may be changed, terminated or reduced from time to time.

(e)              Reimbursement of Expenses. The Executive shall receive prompt reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, subject to the presentation of receipts or other appropriate documentation and approval by, and in accordance with the policies established by, the Board.

(f)              Equity Award. Parent (or its affiliate) shall adopt an equity incentive program as soon as reasonably practicable following the Effective Date, and the Executive shall, subject to his initial investment in the Company pursuant to Section 4(g) below, be eligible to receive a profits interest award in respect of 3.5% of the fully diluted equity interests of the Company as of the date of grant, of which 1.5% will vest based on service (“Time-Vesting Units”) and the remaining 2.0% will vest based on service and performance (“Performance-Vesting Units” and collectively time the Time-Vesting Units, the “Profits Interest Units”). Time-Vesting Units shall vest as follows, subject to the Executive remaining employed by or continuing to provide services to the Company or its affiliates through the applicable vesting date:

•	30% on the 18-month anniversary of the grant date;

•	10% on the 24-month anniversary of the grant date;

•	20% on the 36-month anniversary of the grant date;

•	20% on the 48-month anniversary of the grant date; and

•	20% on the 60-month anniversary of the grant date.

Upon the consummation of a GA Exit, subject to the Executive’s continued employment through such GA Exit, the Time-Vesting Units shall become 100% vested and nonforfeitable.

Subject to continued employment through a GA Exit (as defined below), Performance-Vesting Units are eligible to vest upon such GA Exit as follows:

•	50% vests based on an achievement of 2x MOIC (as defined below);

•	25% vests based on 2.5x MOIC; and

•	25% vested based on 3.0x MOIC.

For purposes of this Section 4(f), the following definitions apply:

“GA Exit” means the date on which Parent reduces its direct or indirect equity investments in the Company to less than 20% of the fully diluted units of the Company or upon a sale of all or substantially all of the Company’s assets. No GA Exit shall be deemed to have occurred until all of the non-cash proceeds received by Parent in any such transaction have been reduced to cash. A transaction or initial public offering shall not in and of itself constitute a GA Exit if it is not accompanied by the requisite sell-down of equity.

“MOIC” means, as of the date of a GA Exit, as calculated by the Board, (x) the total cash-on-cash equity return actually realized by GA (excluding any deal-based, transaction or exit fees of GA), divided by (y) the aggregate equity and any other capital contributions made by Parent.

The Profits Interest Units shall be granted pursuant to, and in accordance with, the terms and conditions of (i) an incentive equity plan, (ii) a grant agreement, and (iii) the limited liability company agreements of the Company and a management holding vehicle through which such profits interest will be granted.

(g)         Investment Equity. On or within thirty (30) days following the Commencement Date, the Executive shall invest, directly or indirectly, $1,000,000 in the Company on similar terms as Parent (the “Co-Investment Units”). The Executive shall be required to enter into a standard subscription agreement, a joinder agreement to the limited liability company agreement of the management holding vehicle, and any other agreements as reasonably required to effectuate the foregoing.

(a)              Equity Repurchase Top-Up. If (a) the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, in each case within eighteen (18) months prior to the consummation of a “Sale Transaction” (as defined forth in the limited liability company agreement of the Company, dated as of September 25, 2018, as amended, restated or otherwise modified from time to time), and (b) in connection with such termination all or any portion of the Co-Investment Units and/or Profits Interest Units are repurchased by the Company, then the fair market value of such repurchased Co-Investment Units and/or Profits Interest Units shall be based on the implied equity value of the Company from the Sale Transaction (the “Sale Repurchase Price”).   To the extent that the Sale Repurchase Price exceeds the amount paid to the Executive prior to the Sale Transaction in respect of the repurchase of all or any portion of the Co-Investment Units and/or Profits Interest Units (the “Pre-Sale Repurchase Price”), the Executive shall receive an amount equal to the positive difference between the Sale Repurchase Price and the Pre-Sale Repurchase Price upon the closing of the Sale Transaction.  For the avoidance of doubt, to the extent the Pre-Sale Repurchase Price exceeds the Sale Repurchase Price, the Executive shall not be required to repay any amount to the Company.

5.                  Termination of Employment. The Executive’s employment shall end upon the earliest to occur of (i) the Executive’s death or a termination of the Executive’s employment by the Company due to Disability (as defined below), (ii) a termination of the Executive’s employment by the Company for Cause (as defined below), (iii) a termination of the Executive’s employment by the Company without Cause, (iv) a termination by the Executive for Good Reason (as defined below) or (v) upon thirty (30) days’ written notice, a resignation by the Executive; provided, that, if the Executive gives notice of resignation pursuant to clause (v), (x) the Company may accept such resignation as of a date earlier than the end of the thirty (30) day period, and (y) the Company may put the Executive on “garden leave” for all or part of such period. Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have concurrently resigned from all other positions with the Company and its affiliates, whether as an officer, director, manager, employee, fiduciary or otherwise, and shall execute any documents reasonably required to effectuate the foregoing, and failure to do so shall result in a termination for Cause. For the avoidance of doubt, a non-renewal of the Initial Term shall not constitute a termination without Cause or a basis for resigning for Good Reason.

(a)               Benefits Payable Upon Separation.

(i)              Death or Disability. In the event of the termination of the Executive’s employment on account of death or Disability, the Company shall pay to the Executive (or the Executive’s estate) (x) all earned but unpaid Salary through such date at the rate then in effect, (y) any accrued but unused paid vacation through the date of termination, and (z) the amount of any earned but unpaid Bonus in respect of the most recently completed calendar year prior to the date of termination at the time described in Section 4(c) (together, the “Accrued Benefits”).

(ii)            Termination by the Company Without Cause or Resignation by the Executive with Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause (but not, for the avoidance of doubt, as a result of the Executive death or Disability) or by the Executive with Good Reason, the Company shall:

1.                  pay to the Executive the Accrued Benefits; and

2.                  pay to the Executive an amount equal to one (1) times the Salary as of the termination date, such payments to be made in equal installments on the Company’s normal payroll schedule over the one (1) year period commencing as of the 60th day after the Executive’s employment termination date; provided, that (i) the Executive shall notify the Company immediately upon obtaining other employment or commencing any business activity and shall report immediately following the end of each month the amount of any compensation earned during such month and (ii) there shall be an offset of any such compensation on a dollar-for-dollar basis against amounts due to the Executive pursuant to this paragraph;

3.                  pay to the Executive, at the time described in Section 4(c), a prorated share of the amount of any Bonus for the year in which the termination occurs, based on actual performance for the year and prorated based on the number of days the Executive was employed by the Company in the year in which the termination occurs; and

4.                  for a period of one (1) year after the Executive’s termination, pay the Executive during each calendar month an amount equal to the COBRA premium rate for such calendar month that is in effect from time to time for continued coverage under the Company’s group health plan for the Executive and the Executive’s eligible dependents, subject to the Executive’s timely election of COBRA continuation benefits; provided, that the Company’s obligation to provide such payments shall cease in the event the Executive becomes eligible for group health coverage provided by a subsequent employer.

The payments and benefits to be provided in clauses (2) through (4) above are conditioned upon the Executive’s (or the Executive’s estate’s, if applicable) execution and delivery to the Company, within sixty (60) days of the date of termination, of a fully effective release of claims (for which the applicable revocation period has expired) in a form satisfactory to the Company and the Executive’s continued compliance with the restrictive covenants set forth in Section 6. All payments and benefits set forth in clauses (2) through (4) above that would otherwise be paid prior to the sixtieth (60th) day after the Executive’s termination of employment shall be paid in a lump sum as soon as reasonably practicable following the sixtieth (60th) day after the Executive’s termination of employment. Further, the amounts payable to the Executive pursuant to clauses (2) through (4) above are in lieu of any severance benefits or other compensation-based payments by the Company to the Executive and are subject to Executive’s continued compliance with the terms of this Agreement and any restrictive covenants applicable to the Executive.

(iii)            Termination by the Company for Cause; Resignation by the Executive without Good Reason. In the event of a termination for Cause or the Executive’s resignation without Good Reason, the Company shall pay to the Executive the Accrued Benefits; provided, that in the case of a termination for Cause, the Accrued Benefits shall not include the payment described in clause (z) of the definition of such term.

(b)               Definitions. For the purposes of this Agreement, the following capitalized terms shall have the following meanings:

(i)                 “Cause” means (i) the indictment, conviction of, or plea of guilty or nolo contendere by, the Executive to a (A) felony or (B) other crime involving moral turpitude, (ii) commission of any act of material dishonesty or breach of trust or any act constituting fraud, embezzlement, theft, the misappropriation of funds, money, assets or other property of the Company or any of its subsidiaries or affiliates, customers or suppliers by the Executive, (iii) the attempt to willfully obtain any personal profit from any transaction in which the Executive has an interest not disclosed to the Board which is adverse to the interests of the Company or any of its subsidiaries or affiliates, (iv) reporting to work under the influence of alcohol or illegal drugs or repeatedly using alcohol to the point of intoxication or illegal drugs, whether or not at the workplace, (v) failure or refusal to perform duties, or gross negligence in the performance of the Executive’s duties and responsibilities, as reasonably directed by the Company or any of its subsidiaries or affiliates, other than as a result of a Disability or other approved absence, (vi) violation of the rules, regulations, procedures or instructions (whether written or oral) relating to the conduct of employees, directors and/or consultants of the Company or any of its subsidiaries or affiliates, (vii) breach of any non-competition, non-disclosure or non-solicitation covenant in any agreement with the Company or any of its subsidiaries or affiliates, (viii) improperly or illegally aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries or affiliates to the material disadvantage or detriment of the Company or any of its subsidiaries or affiliates, (ix) without limiting clause (vii) hereof, Executive’s material breach of any written employment or services agreement (which (if capable of cure) is not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Executive) or (x) any breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates (which (if capable of cure) is not cured to the Board’s reasonable satisfaction within 10 days after written notice thereof to the Executive). For the avoidance of doubt, and without limitation to the foregoing, any breach of the representations set forth in Section 8 of this Agreement shall be deemed to constitute a breach and violation of a material term of this Agreement and shall serve as the basis for a termination of the Executive’s services pursuant to clause (vii) of the definition of Cause. Notwithstanding anything to the contrary in this Agreement, (i) the Company shall not be required to provide advance written notice to the Executive for any act or omission constituting Cause if the Board determines in good faith that such Cause event is not reasonably capable of prompt cure or the Board determines that its fiduciary obligation requires it to effect a termination of the Executive for Cause immediately; and (ii) the Board may suspend the Executive with full pay and benefits while it conducts an inquiry of whether grounds for Cause exist.

(ii)              “Disability” means the Executive’s substantial inability, due to a physical or mental condition, to perform essential functions of the Executive’s position, with or without accommodation, for a period of three (3) consecutive months or for shorter periods aggregating six (6) months during any twelve (12) month period, as determined by the Board in its good faith judgment.

(iii)            “Good Reason” means a termination of the Executive’s employment with the Company by the Executive following: (i) a reduction in the Executive’s rate of Base Salary; (ii) a material diminution of the Executive’s authority, duties and responsibilities, provided, that, Good Reason shall not exist under this clause (ii) if such material diminution of authority, duties and responsibilities is a result of: (1) the hiring of additional subordinates to fill some of the Executive’s duties and responsibilities, or (2) any disposition or sale of any subsidiary or division of the Company; or (iii) the relocation of the Executive’s principal place of employment to a location that increases by 25 miles the Executive’s one-way commute from his residence; provided, however, that in each case, the Executive may not terminate his employment for Good Reason unless the Executive (A) provides the Company with 30 days’ advance written notice of his intent to resign for Good Reason, (B) such notice is given within 90 days of the events or circumstances claimed to give rise to Good Reason, (C) the Company fails to cure such alleged violation within 30 days after the Executive delivers such notice, and (D) if the Company fails to cure such alleged violation, the Executive must terminate his employment within five (5) days of the Company’s failure to cure such violation within the 30-day cure period. The Executive understands that he may be required to travel at the request of the Company and that such travel shall not constitute Good Reason.

6.                  Restrictive Covenants. In consideration of the Company’s offer of employment to the Executive pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive agrees to the covenants contained in this Section 6. For the avoidance of doubt, such covenants are in addition to, and not in lieu of, and do not amend, modify, or abrogate in any way, any other similar covenants that run in favor of the Company and its affiliates and by which the Executive is bound.

(a)               Acknowledgements. The Executive acknowledges and agrees that (a) the term “Business” means, with respect to any person, firm, corporation, or other entity, in whatever form, (i) franchising, developing, owning and operating businesses engaged in waxing, body hair removal, facial hair removal, or threading, or (ii) engaging in the business of providing any other activities, products or services of the specific type conducted, authorized, offered or provided by the Employer Group within six (6) months prior to the termination of the Executive’s employment (the date of such termination, the “Termination Date”); (b) the Executive has intimate and valuable knowledge of the Business, as well as technical, financial, customer, supplier and other confidential information related to the Business, which, if exploited by the Executive in contravention of the terms of this Agreement, would seriously, adversely and irreparably affect the ability of the Employer Group to continue the Business; (c) the agreements and covenants contained in this Agreement, as they relate to the Business and otherwise, have been determined by the Employer Group to be essential to protect the Business and goodwill of the Employer Group; (d) the Company would not enter into this Agreement but for the Executive agreeing to be bound by such agreements and covenants; and (e) the Executive has the means to support himself and his dependents other than by engaging in the Business, and the provisions of this Agreement will not impair such ability in any manner whatsoever. For purposes of this Section 6, “Employer Group” shall mean the Company and any direct or indirect parent or subsidiary thereof.

(b)               Non-Competition. During the period of the Executive’s employment and through the second (2nd) anniversary of the Termination Date (such period, the “Restricted Period”), the Executive shall not, either directly or indirectly (and whether or not for compensation): (i) engage in the Business for the Executive’s own account in any state of the United States and in any other country, in each case, in which the Employer Group conducts business or has plans to conduct business as of the Termination Date (the “Restricted Territory”); (ii) render any services to or for any person or entity engaged in the Business in any part of the Restricted Territory; (iii) acquire a financial interest in, or otherwise become actively involved with, any person or entity engaged in the Business in any part of the Restricted Territory, as an individual, partner, stockholder, member, officer, director, employee, principal, agent, trustee or consultant; or (iv) interfere with business relationships between the Employer Group or any direct or indirect parent or subsidiary thereof (each, a “Protected Party” and collectively, the “Protected Parties”), on the one hand, and employees, clients or suppliers of, or consultants to, any Protected Party, on the other hand. Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely through passive ownership as a portfolio investment (with no director designation rights or other special governance rights), securities of any person engaged in the Business which are publicly traded on a national or regional stock exchange or over-the-counter if the Executive (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own 2% or more of any class of securities of such person.

(c)               Non-Solicitation. During the Restricted Period and without written consent of the Company, the Executive shall not, either directly or indirectly, (i) solicit or hire, or attempt to solicit or hire, any person who the Executive knows, or should have known, is (or within six (6) months prior to the Termination Date has been) an employee of, or consultant to, any Protected Party, or (ii) solicit or encourage any person which is (or within the six (6) months prior to the Termination Date has been) a vendor of any Protected Party to terminate or diminish its relationship with them, or otherwise alter such relationship in any manner that is adverse to any Protected Party. Notwithstanding the foregoing, this Section 6(c) shall not prohibit the Executive from making general solicitations of employment that are not specifically targeted at any such employee or consultant, or soliciting or hiring any such person who responds to any such general solicitation or who approaches the Executive without having been solicited in a manner prohibited hereby.

(d)               Nondisclosure. The Executive hereby agrees to hold in confidence all Confidential Information of the Employer Group (as defined below) that came into the Executive’s knowledge during the Executive’s employment with the Employer Group and will not disclose, publish or make use of such Confidential Information without the prior written consent of the Company for as long as the information remains Confidential Information other than in connection with the performance of the Executive’s duties to the Employer Group. For purposes hereof, “Confidential Information” means any data or information that is valuable to any member of the Employer Group (or, if owned by someone else, is valuable to that third party) and not generally known or available to the public or to competitors in the industry, including, but not limited to, any nonpublic information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; pricing, cost, or profit factors; recipes; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; business ideas and methods, store concepts, inventions, innovations, developments, graphic designs, website designs, patterns, specifications, procedures, databases and personnel; and trade secrets.

(e)               Nondisparagement. During the Executive’s employment with the Company and thereafter, the Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize any member of the Employer Group or their respective employees, officers, directors, managers, products, services, customers or owners.

(f)                Assignment of Inventions. Notwithstanding ideas, inventions, discoveries and improvements (collectively, “Inventions”) that qualify fully under the provisions of California Labor Code Section 2870 or other applicable state law, the Executive hereby assigns and agrees to assign to the Company and its affiliates all of the Executive’s right, title and interest, if any, in and to any and all Inventions licensed to the Company and all other Inventions (and all Proprietary Rights with respect thereto) that exist on the date hereof, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others, during the period of the Executive’s affiliation with the Company or any predecessor thereof, as a member or stockholder, officer, director, agent, consultant or employee, in each case, pertaining in any manner to the business of the Company, or any of its affiliates. Notwithstanding Inventions that qualify fully under the provisions of California Labor Code Section 2870 or other applicable state law, the Executive hereby further assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company and its affiliates all of the Executive’s right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others, during the period of the Executive’s employment, or for a six (6) month period thereafter, with the Company or its affiliates, in each case, pertaining in any manner to the business of the Company or any of its affiliates. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 6, are hereinafter referred to as “Company Inventions.” At the Company’s sole cost and expense, the Executive will assist the Company at its reasonable request in every proper way to obtain, and from time to time enforce, U.S. and non-U.S. Proprietary Rights relating to Company Inventions in any and all countries. In the event the Company is unable for any reason, after reasonable effort, to secure the Executive’s signature on any document needed in connection with the actions specified in the preceding sentence, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by the Executive. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which the Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(g)               Works for Hire; Obligation to Keep Company Informed. The Executive acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of the Executive’s services to the Company and its affiliates and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C. § 101, et. seq.). The Executive will promptly disclose to the Company all patent applications filed by the Executive or on the Executive’s behalf during the Executive’s employment and within two (2) years after termination of the Executive’s employment.

(h)               Tolling. The Restricted Period shall be tolled and extended by the length of the Executive’s breach of any of the covenants contained in this Section 6, to the extent permitted by law.

(i)                 Reasonableness of Restrictions. The Executive has carefully considered the nature and extent of the restrictions contained in this Section 6 and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory and that sufficient consideration is being provided to the Executive in exchange for the same.

(j)                 Legal and Equitable Remedies. The Executive acknowledges that the Executive’s services are personal and unique, and that the Executive has had or will have access to and become acquainted with the Proprietary Rights and Confidential Information of the Company and its affiliates. The Executive further acknowledges and agrees that irreparable injury will result to the Company and its affiliates and its goodwill if Executive breaches any of the terms of the covenants set forth in this Section 6, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law would be an inadequate remedy for any breach. Accordingly, the Executive hereby agrees that, in the event of the Executive’s breach of any of the covenants contained in this Section 6, in addition to any other remedy which may be available at law or in equity, the Company and its affiliates shall be entitled to specific performance and injunctive relief, without bond or other security and without prejudice to any other rights and remedies that the Company and its affiliates may have for a breach of this Agreement.

(k)               Independent Enforcement; Blue Pencil. Each of the covenants set forth in this Section 6 shall be construed as an agreement independent of (i) each of the other covenants set forth in this Section 6, (ii) any other agreements, or (iii) any other provision in this Agreement. If any one or more of the provisions contained in this Section 6 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

(l)                 Whistleblower Acknowledgement. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

(m)               Defend Trade Secrets Act Acknowledgment. Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive also understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if the Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

7.                  Return of Materials. All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Company or to any of its direct or indirect affiliates which may come into the possession or control of the Executive shall at all times remain the property of the Company or such affiliate, as the case may be. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to immediately return all such property of the Company or its direct or indirect affiliates in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make, for personal or business use or that of any other person, reproductions or copies of any such property or other property of the Company or of any of its direct or indirect affiliates.

8.                  Executive Acknowledgements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the Executive’s obligations hereunder does not breach and is not in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of the Executive’s obligations hereunder.  The Executive will not disclose to or use on behalf of the Company or its affiliates any proprietary information of a third party without such party’s consent.

9.                  Miscellaneous.

(a)               Validity and Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable in any jurisdiction, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement.

(b)               Binding Effect. This Agreement shall be binding on and inure to the benefit of the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s membership interests or stock, a merger, consolidation or reorganization involving the Company or a sale of the assets of the business of the Company (or portion thereof) in which the Executive performs a majority of the Executive’s services. This Agreement shall also inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.

(c)               Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. Any successor to the Company’s business shall expressly assume the Company’s obligations hereunder unless such assumption occurs by operation of law. The Company may assign its rights, together with its obligations, hereunder without the Executive’s consent in connection with any sale, transfer or other disposition of all or substantially all of the business assets with respect to which the Executive is performing a majority of the Executive’s services at any such time, or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any other entity that is an affiliate of the Company or transfer all or substantially all of its properties or assets to any other person or entity that is an affiliate of the Company.

(d)               Entire Agreement. This Agreement (including all of its exhibits) constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive’s employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(e)               Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his or her rights hereunder on any occasion or series of occasions.

(f)                 Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed; provided, that, a refusal by a party to accept delivery shall constitute receipt. Notices shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company: to the address of the Company’s headquarters, c/o the Company’s Chairman of the Board.

If to the Executive: to the address then reflected in the Company’s records.

(g)              Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

(h)               Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(i)               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j)                Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(k)               Governing Law. It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

(l)                Dispute Resolution; Waiver of Jury Trial. Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement, the Executive’s employment with the Company or any termination of such employment (collectively, “Proceedings” and, individually, a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear, determine or settle any Proceeding and any Proceedings shall only be brought in the Chosen Courts.  Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceeding in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.  Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code.  Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.

(m)             Section 409A of the Code.

(i)             Compliance. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended and Treasury Regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to that end. The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.

(ii)              Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Executive in connection with the Executive’s employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is at the relevant time a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Executive’s date of termination or, if earlier, the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii)            Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(iv)             Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(v)               Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be decided at the sole discretion of the Company.

(vi)             Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set the Executive’s hand as of the day and year first above written.

EXECUTIVE	EWC VENTURES LLC

/s/ David Berg	By:	/s/ Chris Lanning
David Berg		Its Authorized Signatory

EWC VENTURES, LLC

March 1, 2019

Dear David:

Re: Amendment to Employment Agreement

We are writing to you to make a clarifying amendment to the Sign-On Bonus provision in Section 4(b) of your Employment Agreement with EWC Ventures, LLC, dated September 25, 2018 (the " Employment Agreement"). The Sign-On Bonus is subject repayment if your employment terminates in certain circumstances prior to the 3rd anniversary of your employment (such three-year period, the " Initial Term"). It was intended that the amount subject to repayment decrease ratably from 100% to 0% during the course of the Initial Term, such that you will no longer have to repay any amount of the Sign-On Bonus if your employment terminates following the expiration of the Initial Tenn. Due to a scrivener's error, your Employment Agreement does not currently operate in the intended manner.

In light of the foregoing, the second sentence of Section 4(b) of the Employment Agreement is hereby revised to delete the struck-through language in red and to add the underlined language in blue, as follows:

If the Executive's employment with the Company is terminated by the Company for Cause (as defined below) or the Executive resigns, in either case, during the Initial Term, then the Executive shall repay to the Company within ten (10) days of the date of termination a portion of the Sign-On Bonus equal to the product obtained by multiplying (i) the Sign-On Bonus, by (ii) a fraction, (x) the numerator of which is equal to the number of calendar days ~~the Executive was employed during~~ remaining in the Initial Term and (y) the denominator of which is 1095.

Please sign below to acknowledge this change to your Employment Agreement. This amendment shall not modify any other provision of your Employment Agreement.

Sincerely,

EWC Ventures, LLC

/s/ Chris Lanning
By:	Chris Lanning
Its:	Authorized Person

Acknowledged and agreed:

/s/ David Berg
David Berg